Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-106117, 333-115636 and 333-123940 and Form S-8 No. 127527 previously filed by Derma Sciences, Inc. and Subsidiaries of our report dated February 24, 2006, with respect to our audits of the consolidated financial statements of Derma Sciences, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 30, 2006